EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, entered into by and between Integer Holdings Corporation, a Delaware corporation with its principal place of business located at 5830 Granite Parkway, Suite 1150, Plano Texas (the “Company”), and Payman Khales (“Executive”), is dated as of October 23, 2025 (the “Agreement”).
Executive currently serves as the Company’s Chief Operating Officer. As of October 24, 2025 (the “Effective Date”), Executive will transition from his current position with the Company to the positions of President and Chief Executive Officer of the Company (“CEO”). On and after the Effective Date, the Company will continue to employ Executive pursuant to the terms and conditions, and for the consideration, set forth in this Agreement, and Executive will continue to be employed by the Company on such terms and conditions and for such consideration.
In consideration of the terms and conditions and mutual promises set forth in this Agreement, plus other valuable consideration, the receipt by the parties to this Agreement and the sufficiency of which are hereby acknowledged by such parties, the Company and Executive hereby agree as follows:
1.    Agreement Term. Provided that Executive remains an employee of the Company as of the Effective Date, this Agreement shall become effective as of the Effective Date. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, on an at-will basis on the terms and conditions set forth herein for the period commencing on the Effective Date and ending on the third anniversary thereof (or, if earlier, Executive’s Date of Termination, as provided for under Section 3(f) of this Agreement) (such period, the “Initial Term”). On the third anniversary of the Effective Date, and on each anniversary of such date thereafter, the Initial Term shall be extended for an additional year unless either (a) Executive’s employment with the Company shall have previously ended under Section 3 of this Agreement (in which case the Initial Term is extended only until such earlier date), or (b) the Company or Executive shall have given the other party 90 days’ advance written notice that the Initial Term will not be so extended. In this Agreement, the length of such extension past the Initial Term is referred to as the “Extended Term,” and the Initial Term plus any Extended Term is referred to as the “Term”. This Agreement terminates at the conclusion of the Term, except that applicable provisions of this Agreement shall survive such termination of this Agreement as necessary to carry out the then-applicable terms and conditions of this Agreement.
2.    Terms of Employment.
(a)    Position and Duties. (i) During Executive’s employment by the Company during the Term (the “Employment Period”), Executive shall: (A) serve as CEO of the Company, with such duties and responsibilities as are customarily commensurate with or incident to such positions for an entity similar in size to, and in a business similar to that of, the Company; (B) report to the Board of Directors of the Company (the “Board”); and (C) perform Executive’s services at the Company’s headquarters located in Plano, Texas (subject to reasonable travel requirements commensurate with Executive’s position). Provided that Executive remains an employee of the Company as of the Effective Date, Executive shall be appointed as a member of the Board as of the Effective Date.
(ii)    During the Employment Period, and excluding any periods of paid time off to which Executive is entitled and for other absences or leave permitted or excused under the Company’s policies and procedures or under applicable law, Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company and its subsidiaries. During the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on civic, educational, professional, community, or charitable boards, organizations, clubs, or committees, (B) manage personal investments, and (C) serve as a director or trustee of other corporations or organizations, either for profit or not for profit, that are not in competition with the Company, so long as such activities described in clauses (A), (B), and (C) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
(b)    Compensation. (i) Base Salary. During the Employment Period, Executive shall receive base salary at an annual rate (“Annual Base Salary”) equal to $875,000, paid in accordance with the normal payroll practices of the Company as may be in effect from time to time, which Annual Base Salary shall be reviewed for increase at least annually.
(ii)    Annual Short-Term Cash Incentive Bonus. During the Employment Period, Executive shall be eligible, for each fiscal year of the Company or portion of such fiscal year ending during the Employment Period, for an annual short-term incentive award payout in cash (the “Annual STI Bonus”), with a target Annual STI Bonus opportunity equal to 100% of Executive’s Annual Base Salary actually earned for such fiscal year (“Target STI Bonus”). For fiscal year 2025, Executive’s Target STI Bonus will be calculated based on actual performance, and based on a mix of (a) Executive’s eligible earnings during fiscal year 2025 prior to the Effective Date when he served as Chief Operating Officer (the “COO Earnings”) and the goals and target Annual STI Bonus opportunity (which for the avoidance of doubt is 75% of the COO Earnings) set by the Board (or its applicable committee) for his service as Chief Operating Officer in fiscal year 2025 and (b) Executive’s eligible earnings during fiscal year 2025 on and after the Effective Date (the “CEO Earnings”) and the goals and target Annual STI Bonus opportunity (which for the avoidance of doubt is 100% of the CEO Earnings) set by the Board (or its applicable committee) for the Chief Executive Officer in fiscal year 2025. Before or as soon as practicable following the beginning of each applicable full fiscal year or portion of a fiscal year, the Board (or an applicable committee of the Board) has established or will establish, and has communicated or will communicate to Executive in writing, the performance metrics and their relative weighting to be used in (and any specific performance goals applicable to) the determination of the Annual STI Bonus for Executive for such period. There is no guaranteed Annual STI Bonus under this Agreement, and for each applicable fiscal year or portion of a fiscal year, Executive’s Annual STI Bonus could be as low as zero or as high as the maximum percentage applicable under the Company’s annual short-term cash incentive award program for such fiscal year or portion of a fiscal year. Notwithstanding anything in this Agreement to the contrary, each Annual STI Bonus opportunity shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs (if any) pursuant to which the Annual STI Bonus opportunity is granted. Any Annual STI Bonus with respect to a particular fiscal year will be paid in accordance with the terms of the Company’s annual short-term cash incentive award program applicable for such fiscal year.
(iii)    Long-Term Incentives. During the Employment Period and subject to approval by the Compensation and Organization Committee of the Board (the “Compensation Committee”), Executive shall continue to be eligible to participate in the Company’s annual long-term incentive compensation programs as may generally be in effect from time to time for all U.S. executives at the level of Executive Vice President and above at the Company, with such participation occurring on terms and conditions in accordance with the approval of the Board or the Compensation Committee, the Company’s policies (if any), the applicable award agreements and equity incentive compensation plans under which such awards are granted, as in effect from time to time and communicated to Executive in writing. Executive’s aggregate annual long-term incentive award target for 2026 shall be not less than $5,000,000 (the “Annual LTI Target”). The grant of each annual award described in this Section 2(iii) will be subject to the specific approval of the Board or the Compensation Committee.
(iv)    Special Equity Grant. During the Employment Period and as soon as administratively practicable on or following the Effective Date, and subject to specific approval by the Board or the Compensation Committee, Executive shall receive a special grant of service-based restricted stock units with a grant date fair value equal to $550,000 that will vest ratably over a three-year period from the date of grant, with the first ratable portion vesting on the first anniversary of the grant date (the “Pro-Rated 2025 RSUs”). The Pro-Rated 2025 RSUs will otherwise be subject to the terms and conditions of the applicable award agreement and Company equity incentive compensation plan under which such award is granted, as approved by the Board or the Compensation Committee for such award.
(v)    Additional Life Insurance Coverage. During the Employment Period, the Company will provide and maintain, at the Company’s sole reasonable expense, to the extent such coverage reasonably can be obtained by the Company, term life insurance with a total face value of not less than $5,000,000 (or such lesser maximum amount of coverage that the Company can reasonably obtain) on the life of Executive. The death beneficiary with respect to such life insurance will be the person or entity designated by Executive in Executive’s sole discretion. This total face value amount includes (and is not in addition to) any insurance that may be provided generally to all U.S. executives at the level of Executive Vice President and above at the Company. Executive will be entitled, at his discretion and expense, to exercise any conversion rights available under such term life insurance, and, to the extent permitted under the applicable life insurance policy, will be entitled to keep and maintain the applicable life insurance policy at Executive’s sole discretion and expense following the end of the Employment Period for any reason.
(vi)    Disability Insurance Program Participation. During the Employment Period, Executive will be eligible to participate in the executive class long-term disability insurance program as may generally be in effect from time to time for all U.S. executives at the level of Executive Vice President and above at the Company, to the extent such coverage reasonably can be obtained by the Company.
(vii)    Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies (including group term life insurance coverage and paid time off programs), as may generally be in effect from time to time for all U.S. executives at the level of Executive Vice President and above at the Company.
(viii)    Executive Physical Exam. During the Employment Period, the Company will provide to Executive, at the Company’s sole reasonable expense, an annual comprehensive physical exam, generally as provided for under the Company’s Key Management Physical Examination Program (or any successor or reasonably-comparable Company program).
(ix)    Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement in accordance with the Company’s business expense reimbursement policy.
3.    Termination of Executive’s Employment and the Term.
(a)    Death or Disability. Executive’s employment with the Company and the Term shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that a Disability (as defined herein) has occurred during the Employment Period, the Company may terminate Executive’s employment with the Company and the Term by providing written notice thereof in accordance with Section 14(b) of this Agreement. “Disability” means that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive’s duties to the Company or any subsidiary, as determined by the Board. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any subsidiary if Executive is incapable of so doing for (i) any continuous period of 90 days and remains so incapable at the end of such 90-day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.
(b)    By the Company. The Company may terminate Executive’s employment with the Company and the Term during the Employment Period for any, or no reason, with or without Cause. For purposes of this Agreement, “Cause” will be deemed to exist upon:
(i)    a material breach by Executive of this Agreement;
(ii)    gross negligence or willful misconduct in the performance of Executive’s duties to the Company;

(iii)    Executive’s continued and willful failure or refusal (other than due to Disability) to perform Executive’s material duties to the Company;
(iv)    Executive’s willful or gross misconduct, whether or not in connection with Executive’s duties to the Company, that is likely to materially injure the reputation, business or a business relationship of the Company;
(v)    the commission of a felony that results in a conviction or nolo contendre plea in a court of law; or
(vi)    a material violation of a material written policy of the Company (including the Company’s Code of Conduct, or any successor policy).
Other than in the case of an act described in clause (v), such cessation of Executive’s employment with the Company and the Term shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of resolutions duly adopted by the affirmative vote of not less than 3/4ths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive engaged in the conduct described in this Section 3(b), and specifying the particulars in detail.
(c)    By Executive. Executive’s employment with the Company and the Term may be terminated during the Employment Period by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the prior written consent of Executive:
(i)    a material reduction or diminution in Executive’s Annual Base Salary or Target STI Bonus;
(ii)    a material reduction or diminution in Executive’s authority, duties, or responsibilities regarding the Company, or change in Executive’s reporting structure that results in Executive no longer reporting directly to or being supervised directly by the Board;
(iii)    the relocation of Executive’s principal Company office by more than 35 miles (if such relocation results in a material increase in the Executive’s commuting time); or
(iv)    any other material breach by the Company of this Agreement;
provided, however, that Executive’s termination of such employment and the Term shall not be deemed to be for Good Reason unless (1) Executive has notified the Company in writing describing the occurrence of one or more above-listed Good Reason events within 90 days of such occurrence, (2) the Company fails to cure such Good Reason events within 30 days after its receipt of such written notice and (3) such termination of employment and the Term occurs within 180 days after the occurrence of the applicable Good Reason events.
(d)    Resignation. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to resign from any and all positions with the Company (including as an officer, director, or fiduciary of the Company, all of its subsidiaries and all other Company-related entities, or otherwise).
(e)    Notice of Termination; Expiration of Employment Period. Any termination of Executive’s employment with the Company by the Company for Cause, or by Executive for Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.
(f)    Date of Termination. “Date of Termination” means the effective date of Executive’s termination of employment with the Company. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination. Upon the expiration of the Employment Period and in the event Executive continues employment with the Company thereafter, such employment will be at-will and this Agreement will terminate (except that applicable provisions of this Agreement shall survive such termination of this Agreement as necessary to carry out the then-applicable terms and conditions of this Agreement).
4.    Obligations of the Company upon Termination. (a) By Executive for Good Reason or by the Company other than for Cause, Death or Disability.
(i)    Outside of a Change in Control Period. If, during the Employment Period but not during a Change in Control Period, the Company terminates Executive’s employment with the Company and the Term other than for Cause, death or Disability (or Executive terminates employment with the Company for Good Reason):
(A)    The Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the following amounts: (1) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(ix) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; and (3) Executive’s Annual STI Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such Annual STI Bonus has been earned but not paid as of the Date of Termination (the sum of the amounts described in subclauses (1), (2), and (3), the “Accrued Obligations”);
(B)    Subject to Section 11(b) of this Agreement, within 30 days after the Date of Termination, the Company shall, subject to Section 4(e) of this Agreement, pay to Executive a lump sum cash amount equal to the product obtained by multiplying (1) two, times (2) the sum of (a) Executive’s Annual Base Salary (without regard to any reduction thereto constituting an event of Good Reason), plus (b) Executive’s Target STI Bonus (without regard to any reduction thereto constituting an event of Good Reason);
(C)    Subject to Section 11(b) of this Agreement, within 30 days after the Date of Termination, the Company shall, subject to Section 4(e) of this Agreement, pay to Executive a separate lump sum payment equal to the product of (1) 110% of the monthly premium (or the equivalent cost of coverage for self-insured benefits) for medical and prescription drug coverage for the most recently completed month of medical and prescription drug coverage for Executive, Executive’s spouse (if any) and any dependent children who were covered under the Company’s medical and prescription drug plans immediately prior to the Date of Termination, times (2) 24;
(D)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the applicable underlying plans, programs, agreements or arrangements; and
(E)    For each outstanding performance-based equity award held by Executive on such Date of Termination (“Performance-Based Award”), if the Date of Termination occurs on or following the one-year anniversary of the grant date for such Performance-Based Award, such Performance-Based Award (plus any dividend equivalents relating thereto) will become non-forfeitable as of such Date of Termination on a prorated basis based on the number of days during the applicable performance period prior to (and including) the Date of Termination compared to the total number of days during the applicable performance period, with the level of performance achievement for such Performance-Based Award determined by the Compensation and Organization Committee of the Board of Directors based on actual performance with respect to the applicable performance metrics and goals applicable to such Performance-Based Award. For the avoidance of doubt: (1) any such Performance-Based Award that becomes non-forfeitable in accordance with the immediately prior sentence shall be settled according to the terms of the applicable award agreement and other documentation for such Performance-Based Award in accordance with Section 409A (as subsequently defined in this Agreement); and (2) if such Date of Termination occurs prior to the one-year anniversary of the grant date for any Performance-Based Award, such Performance-Based Award shall be forfeited as of such Date of Termination (or, if different, will be governed by the terms of the applicable award agreement and other documentation for such award). For each outstanding time-based equity award (other than a Performance-Based Award) held by Executive on such Date of Termination (“Time-Based Award”) that is granted on or after the Effective Date, such Time-Based Award (plus any dividend equivalents relating thereto) shall vest as of such Date of Termination on a prorated basis based on the number of days during the applicable time-based vesting period prior to (and including) the Date of Termination compared to the total number of days during the applicable time-based vesting period less the portion, if any, of such Time-Based Award which vested prior to the Date of Termination (unless the applicable award agreement provides for more beneficial treatment, in which case such Time-Based Award will be governed by such award agreement), and shall be settled according to the terms of the applicable award agreement and other documentation for such award in accordance with Section 409A (as subsequently defined in this Agreement). For the avoidance of doubt, (x) any portion of a Time-Based Award which does not vest in accordance with this Section 4(i)(E) will be forfeited and (y) any Time-Based Award that was granted to Executive prior to the Effective Date will be governed by the terms of the applicable award agreement and other documentation for such Time-Based Award.
(ii)    During a Change in Control Period. If, during both the Employment Period and a Change in Control Period, the Company terminates Executive’s employment with the Company and the Term other than for Cause, death or Disability (or Executive terminates employment for Good Reason):
(A)    The Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination (or earlier, if required by applicable law), the Accrued Obligations;
(B)    Subject to Section 11(b) of this Agreement, within 30 days after the Date of Termination, the Company shall, subject to Section 4(e) of this Agreement, pay to Executive:
(1)    a lump sum cash amount equal to the product obtained by multiplying (a) two, times (b) the sum of (i) Executive’s Annual Base Salary (without regard to any reduction thereto), plus (ii) Executive’s Target STI Bonus (without regard to any reduction thereto);
(2)    a lump sum payment equal to two times the Company’s total contributions for Executive to any retirement plan (whether qualified or nonqualified) of the Company in effect on the Date of Termination, for the plan year preceding the Date of Termination. This payment will be made in cash and will not eliminate the obligation of the Company to make all scheduled contributions to any retirement plan; provided, that, notwithstanding anything to the contrary herein, if the Date of Termination occurs during the Anticipatory Period, payments under this Section 4(ii)(B)(2) will be made within 10 days after the Change in Control;
(3)    a separate lump sum payment equal to the product of (a) 110% of the monthly premium (or the equivalent cost of coverage for self-insured benefits) for medical and prescription drug coverage for the most recently completed month of medical and prescription drug coverage for Executive, Executive’s spouse (if any) and any dependent children who were covered under the Company’s medical and prescription drug plans immediately prior to the Date of Termination, times (b) 24; and
(4)    if the Company has not granted any annual long-term incentive awards to Executive for the fiscal year that includes the Date of Termination, a lump sum payment in cash equal to the product obtained by multiplying (a) the aggregate grant date fair value of any annual long-term incentive awards granted by the Company to Executive for the immediately preceding fiscal year, determined in accordance with FASB ASC Topic 718, times (b) a fraction, the numerator of which is the number of full months Executive was employed by the Company during the fiscal year that includes the Date of Termination, and the denominator of which is 36; provided, that, notwithstanding anything to the contrary herein, if the Date of Termination occurs during the Anticipatory Period, payments under this Section 4(ii)(B)(4) will be made within 10 days after the Change in Control.
In addition, for each outstanding (a) Time-Based Award held by Executive on such Date of Termination, all portions of such award that are not yet vested shall become vested as of such Date of Termination and (b) Performance-Based Award held by Executive on such Date of Termination, such award shall vest and become non-forfeitable as of such Date of Termination based on (x) the full award opportunity, earned based on (y) one or more levels of performance for such Performance-Based Awards (including, potentially, actual performance) as specifically determined in writing by the Compensation Committee reasonably prior to the Change in Control (which writing may include or consist of the applicable award agreements for such awards, as approved by the Compensation Committee), and, in each case, shall be settled according to the terms of the applicable award agreement and other documentation for such award in accordance with Section 409A (as subsequently defined in this Agreement). Notwithstanding the preceding sentence, for purposes of only this paragraph and such vesting, if the Date of Termination occurs during the Anticipatory Period, Executive will be deemed to have continued employment through the Change in Control.
(C)    Subject to Section 11(b) of this Agreement, the Company shall, subject to Section 4(e) of this Agreement, pay Executive up to $25,000 for executive outplacement services utilized by Executive; provided, however, that such expenses shall be paid or reimbursed to Executive by the Company on a regular, periodic basis no later than 30 days after presentation by Executive of a statement or statements, up to a maximum of $15,000 in the first year (and up to a maximum of $10,000 in the second year) following the year in which Executive’s employment with the Company terminates; and further provided, that Executive presents such statement(s) no later than 30 days prior to the end of the calendar year following the calendar year in which such expenses were incurred;
(D)    Subject to Section 11(b) of this Agreement, if, within the 18-month period immediately preceding the Date of Termination, Executive had relocated Executive’s primary residence from one location (the “Point of Origin”) to its location at the Date of Termination at the request of the Company, then the Company shall, subject to Section 4(e) of this Agreement, reimburse Executive in cash within 14 days following receipt of substantiating written receipts for any relocation expenses actually incurred in the 12 months immediately following the Date of Termination by Executive in moving Executive’s primary residence to any location within 35 miles of the Point of Origin; provided, however, that (1) the relocation expense is directly related to Executive’s termination of employment with the Company, (2) any written receipts are presented to the Company within 75 days of the date the related relocation expense was incurred by Executive, and (3) in no event shall the reimbursement made by the Company exceed the lesser of (a) the original cost of relocating Executive’s primary residence from the Point of Origin to its location on the Date of Termination, or (b) the estimated reasonable cost for such relocation expense as determined by the Company’s relocation service provider, whose determination will be final and binding on the Company and Executive. Upon written request from Executive, the Company will obtain and provide Executive with an estimated relocation cost determination from its relocation service provider in advance of any proposed relocation by Executive;
(E)    Subject to Sections 4(e) and 11(b) of this Agreement, Executive will remain eligible for a prorated Annual STI Bonus for the fiscal year that includes the Date of Termination based upon Executive’s eligible earnings during such fiscal year from the beginning of such fiscal year until and including the date of termination and the actual level of achievement of the applicable performance goals for such fiscal year; provided, however, that any individual specific performance goals that are based on qualitative performance factors will be deemed satisfied at target level performance. Any such prorated Annual STI Bonus will be paid to Executive, subject to Section 4(e) of this Agreement, in accordance with Section 2(b)(ii), but in no event later than March 15th following the calendar year that includes the Date of Termination; and
(F)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits in accordance with the terms of the applicable underlying plans, programs, agreements or arrangements.
Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment with the Company and the Term by the Company other than for Cause, death or Disability, or in the event of a termination of Executive’s employment with the Company by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.

(b)    Death or Disability. If Executive’s employment with the Company and the Term are terminated by reason of Executive’s death or Disability during the Employment Period, the Company shall provide Executive (or, in the event of Executive’s death, Executive’s estate or beneficiaries) with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the applicable underlying plans, programs, agreements or arrangements, and shall have no further obligations under this Agreement. The Accrued Obligations shall be paid to Executive (or, in the event of Executive’s death, Executive’s estate or beneficiaries) in a lump sum in cash within 30 days of the applicable Date of Termination (or earlier, if required by applicable law).
(c)    Termination for Cause. If Executive’s employment with the Company and the Term are terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary through the Date of Termination and Executive’s business expenses that are reimbursable pursuant to Section 2(b)(ix) of this Agreement but have not been reimbursed by the Company as of the Date of Termination and the timely payment or delivery of the Other Benefits in accordance with the terms of the applicable underlying plans, programs, agreements or arrangements, and shall have no further obligations under this Agreement.
(d)    Voluntary Termination Other than for Good Reason. If Executive voluntarily terminates employment with the Company other than for Good Reason during the Employment Period, the Company shall provide Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the applicable underlying plans, programs, agreements or arrangements, and shall have no further obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.
(e)    Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Sections 4(a)(i) or 4(a)(ii) of this Agreement (other than the Accrued Obligations and the Other Benefits) unless (i) no earlier than the Date of Termination and prior to the 55th day following the Date of Termination, Executive executes a release of claims in favor of the Company and its affiliates in a form provided by the Company (the “Release”), provided that such Release form shall not contain any restrictive covenants that Executive has not already entered with the Company as of the Date of Termination (unless otherwise agreed to by Executive), and (ii) any applicable revocation period has expired during such 55-day period without Executive revoking such Release.
(f)    Treatment of Equity. Unless otherwise stated in this Agreement, on any termination of Executive’s employment with the Company, the treatment of Executive’s outstanding equity awards will be governed by the terms and conditions of the applicable plan documents and any related award agreements.
(g)    Definitions. For purposes of this Section 4:
(i)    “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(ii)    “Change in Control” means:
(A)    Any Person, other than any employee plan established by the Company or any Company subsidiary, any Company affiliate, an underwriter temporarily holding securities pursuant to an offering of such securities, or an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided, however, that the provisions of this subsection (A) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (C) below;
(B)    a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided, further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;
(C)    the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided, however, that immediately following such transaction the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power and total fair market value of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then-outstanding common stock of the Company or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or
(D)    the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the shares of common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if the Executive is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding any other provision of this Agreement, to the extent necessary to comply with Section 409A of the Code, a

“Change in Control” will be considered to have occurred only if the event constitutes a change in control event under Section 409A of the Code;
(iii)    “Change in Control Period” means the period starting 60 days prior to the consummation of a Change in Control and ending 24 months following such consummation of such Change in Control (the 60-day period prior to such consummation of such Change in Control, the “Anticipatory Period”); and
(iv)    “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
5.    Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under applicable law or any plan, policy, practice or program of, or any other contract or agreement with, the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company during the Term. Notwithstanding anything in this Agreement to the contrary, there shall be no payment or provision of duplicative compensation and/or benefits under the terms of this Agreement, Executive’s outstanding equity awards and the Other Benefits, as applicable.
6.    Set-off; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.
7.    Limitations on Payments Under Certain Circumstances. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided, however, that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 7 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 7 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 7, the Payments shall be reduced in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Internal Revenue Code (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first.
8.    Restrictive Covenants. (a) Agreement Regarding Restrictive Covenants. By signing this Agreement, Executive reaffirms that, subject to applicable law, Executive will continue to abide by the restrictive covenants to which Executive is subject as of the Effective Date (and any new restrictive covenants to which Executive subsequently consents), including as set forth in or applicable under the Company’s policies and any applicable equity award agreements and equity incentive compensation plans as in effect from time to time, which restrictive covenants will expressly survive the end of the Term in accordance with and pursuant to their terms. Further, Executive acknowledges that during the term of Executive’s employment with the Company, Executive has received access to the Company’s confidential information and trade secrets, as well as specialized training, and will continue to have access to such information and training during Executive’s service to the Company as CEO.
(b)    Defend Trade Secrets Act Impact. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.    Successors.
(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including as part of any Change in Control. As used in this Section 9, “Company” shall mean the Company defined in the preamble of this Agreement and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and expressly agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, any reference to the “Company” shall mean the Company and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.    Indemnification. The Company shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of Executive’s employment and Executive’s service as an officer or director of the Company or any of its subsidiaries or affiliates. To the extent that the Company obtains coverage under a director and officer or an employment practices liability indemnification or insurance policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company, and such coverage shall extend to Executive during and after the Term for any acts taken within the scope of Executive’s employment and Executive’s service as an officer or director of the Company or any of its subsidiaries or affiliates.
11.    Section 409A of the Code.
(a)    The intent of the parties hereto is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)    Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, as soon as administratively practicable on or after the first business day after the date that is six months following Executive's “separation from service” within the meaning of Section 409A, but in any case no later than the first regularly scheduled payroll following such anniversary. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A.

(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
12.    Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, and any other clawback policy in effect from time to time, by its or their terms, is or are applicable to this Agreement or compensation described herein, applicable terms or sections of this Agreement and any related documents shall be (if necessary) deemed modified and/or superseded by and subject to the terms and conditions of such policies from and after the effective date thereof. Further, Executive agrees to fully cooperate with the Company in connection with any of Executive’s obligations to the Company pursuant to the Compensation Recovery Policy, and any other clawback policy, and agrees that the Company may enforce its rights under such policies through any and all reasonable means permitted under applicable law as it deems necessary or desirable, in each case from and after the effective dates thereof.
13.    Complete Agreement. This Agreement and any restrictive covenant agreements or arrangements between Executive and the Company or its affiliates (as otherwise referred to herein) set forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including (a) that certain Offer Letter by and between the Company and Executive dated as of February 6, 2018 (the “Offer Letter”) and (b) that certain Change of Control Agreement by and between the Company and Executive as in effect on the Effective Date (the “CoC Agreement”), and Executive acknowledges and agrees that as of the Effective Date the Offer Letter and CoC Agreement are terminated and of no further force or effect.
14.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. Executive agrees that the state and federal courts located in the State of Texas shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and

Executive hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, or nationally-recognized overnight courier service, postage prepaid, addressed as follows:
If to Executive:    At the most recent address
on file at the Company; and
If to the Company:    Integer Holdings Corporation
5830 Granite Parkway, Suite 1150
Plano, TX 75024
Attention: Corporate Secretary;

or to such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Any notice under this Agreement will be deemed to have been given when so delivered (or, in the case of electronic mail, when electronic evidence of transmission is received).
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security or other charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.
(e)    Subject to any limits on applicability contained therein, Section 8 and Section 12 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Term.
(f)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(g)    Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)    With respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 8 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.
(i)    Executive acknowledges that Executive has had an opportunity to consult an attorney before signing this Agreement. Executive further acknowledges that in signing this Agreement, Executive has relied only on the promises written in this Agreement and not on any other promise made by the Company or any related company. Executive shall be reimbursed by the Company for reasonable attorney’s fees and expenses incurred in the preparation and negotiation of the terms of this Agreement in an amount not to exceed $20,000.
15.    Other Acknowledgements. Nothing in this Agreement (or otherwise) (a) limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents Executive from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, Executive is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.
EXECUTIVE
/s/ Payman Khales
Payman Khales
INTEGER HOLDINGS CORPORATION
By/s/ Kirk Thor
Name: Kirk Thor
Title: Chief Human Resources Officer